Exhibit 99.1
Cholestech Announces Financial Results for Third Quarter of Fiscal 2006
Results Driven by Record Revenue of $16.2 Million
HAYWARD, Calif. — January 25, 2006 — Cholestech Corporation (NASDAQ: CTEC) today announced that revenue in its third quarter ended December 23, 2005 increased 11% over prior year’s third quarter.
•	Gross margin improved to 62.2% in the quarter from 60.4% in the prior year quarter, driven by increases in the average selling price (ASP) for products in the core domestic LDX analyzer business and continued improvement in manufacturing efficiencies.

•	In November, Cholestech Corporation and Boule Diagnostics International AB (Boule) entered into an agreement for the development and distribution of a Complete Blood Count (CBC) test system, designed for waiver under the federal government’s Clinical Laboratory Improvement Amendments (CLIA). A CBC test provides detailed information about three types of blood cells that play important roles in the normal function of the body: white blood cells, red blood cells and platelets and is the most frequently ordered diagnostic test in physicians offices in the United States. Under the terms of the agreement, Cholestech and Boule will collaborate on the development and commercialization of a point-of-care CBC test system, and Cholestech will receive exclusive distribution rights covering all human applications in the United States and Canada. For these and other rights, Cholestech paid $2.5 million upon signing and will pay $500,000 upon receipt of FDA 510(k) clearance and $1.0 million upon receipt of waiver under CLIA. The $2.5 million is reflected as research and development expense in the current quarter. In addition, operating expense in the quarter reflects approximately $300,000 related to the Boule transaction.

•	Third quarter operating income was $349,000 compared to operating income of $2.3 million in the prior year quarter. Excluding the impact of Boule related expenses of $2.8 million, operating income increased 37% over the prior year quarter to $3.1 million from $2.3 million.

•	Third quarter net income per fully diluted share was $0.02, compared to net income per fully diluted share of $0.12 in the prior year quarter which had a $0.02 per share benefit from state tax credits. Excluding the impact of Boule related expenses of $2.8 million and the related tax effects, third quarter net income per fully diluted share would have been $0.13.
To supplement its results presented in accordance with Generally Accepted Accounting Principles (GAAP), Cholestech uses a non-GAAP measure, pro forma net income, which is adjusted from results based on GAAP to exclude expenses incurred in connection with the Boule transaction and prior year tax credits. Cholestech believes this non-GAAP financial measure provides useful information to both management and investors by excluding certain operating expenses and tax credits that Cholestech believes are not indicative of its core operating results.

Earnings Comparisons
($  per share, diluted)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	12/23/2005	12/24/2004	12/23/2005	12/24/2004
GAAP net income	$0.02	$0.12	$0.24	$0.16
Boule related expenses, net of tax	0.11	—	0.11	—
Impact of tax credits in prior year	—	(0.02)	—	(0.02)

Pro forma net income	$0.13	$0.10	$0.35	$0.14

For the third quarter ended December 23, 2005, Cholestech reported revenue of $16.2 million, representing an 11% increase over revenue of $14.6 million in the third quarter of the prior year. Domestic revenue in the current quarter increased 10% over the prior year quarter primarily due to an increase in cassette unit sales as well as increases in ASPs. In addition, international revenue increased 12% over the prior year quarter primarily due to an increase in cassette unit sales.
For the third quarter ended December 23, 2005, net income was $321,000, or $0.02 per fully diluted share, compared to the prior year third quarter net income of $1.7 million, or $0.12 per fully diluted share. The prior year quarter was positively impacted by approximately $0.02 per share resulting from a reduction in the effective tax rate related to an increase in state tax credits.
For the thirty-nine weeks ended December 23, 2005, revenue was $46.5 million, compared to revenue of $37.7 million for the prior year period. Net income for the first thirty-nine weeks of fiscal year 2006 was $3.5 million, or $0.24 per fully diluted share, compared to net income of $2.3 million, or $0.16 per fully diluted share, in the prior year period which benefited by $0.02 per share from the above mentioned tax credits.
Warren E. Pinckert II, President and Chief Executive Officer of Cholestech said, “Cholestech’s third quarter results continued our solid performance for the year. During this year we strengthened our prospects for growth in the future by launching our hs-CRP test, run on our LDX System, and by securing a partnership in hematology with the goal to bring a CLIA-waived CBC test to the physician office. Our estimated world-wide LDX installed base increased by 760 to over 21,000 and Cholestech’s 62.2% gross margin was up from 60.4% last year and 61.0% in the previous quarter this year. Our GAAP operating margin was 2.2% for the quarter compared to 15.5% last year. Excluding the $2.8 million in costs associated with our hematology transaction, third quarter operating margin expands to over 19%. Lastly, even including the approximately $2.8 million investment we made this quarter in hematology, our cash and investments balances grew by $1.4 million.
Investor Conference Call
Cholestech will conduct a conference call on its fiscal 2006 third quarter results beginning at 7 a.m. PT today. The call will be available to all investors by dialing (800) 905-0392 or, from international locations, (785) 832-0873. A replay of the call will be aired from approximately 9 a.m. PT today until 9 p.m. PT on February 8th by dialing (888) 566-0904 or from international locations, (402) 220-6936. There is no pass code. The conference call will also be available via the Cholestech website, www.cholestech.com.
About Cholestech
Cholestech is committed to enabling people to lead longer, healthier and more active lives. Cholestech provides easy to use, accessible diagnostic tools and information to health care practitioners in over 35 countries around the world. Cholestech offers efficient and economic diagnostic testing for cholesterol and related lipids, blood glucose and glycemic control, and liver function at the point of care. Health care providers can use the CLIA-waived Cholestech LDX® and GDX™ Systems to initiate and monitor the progress of patient therapy. By providing effective disease management solutions, Cholestech’s goal is to be a leading provider of diagnostic tools and information for immediate risk assessment and therapeutic monitoring of heart disease and diabetes.
Cholestech LDX® is a registered trademark and Cholestech GDX™ is a trademark of Cholestech Corporation. All other trademarks mentioned in this document are the property of their respective owners. For more information about Cholestech and its products visit us on the web at www.cholestech.com.
Safe Harbor Statement of Cholestech Corporation Under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding: our prospects through the strategy of leveraging its LDX installed base with additional new tests, such as the hs-CRP test, and developing new technologies, such as the CLIA-waived CBC test. Actual results may differ materially from those in the forward-looking statements due to risks and uncertainties, including: risks inherent to the regulatory approval process; market acceptance and demand for its current and future products; further regulatory changes and guidelines affecting the healthcare system in the United States; risks inherent to future sales growth and the research and development process, the ability to execute proposed initiatives and other factors. Additional considerations and important risk factors are described in Cholestech’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

Cholestech Contact:	Investor/Press Contact:
Warren E. Pinckert II	Jordan Goldstein
President and Chief Executive Officer	Financial Dynamics
Cholestech Corporation	415-439-4520
510-732-7200	jgoldstein@fd-us.com
wpinckert@cholestech.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	13 Weeks Ended		39 Weeks Ended
	12/23/2005	12/24/2004	12/23/2005	12/24/2004

Revenue	$16,165	$14,573	$46,516	$37,663

Cost of revenue	6,111	5,771	17,549	15,499

Gross profit	10,054	8,802	28,967	22,164

Operating expenses:
Sales and marketing	3,062	3,010	9,326	8,650
Research and development	3,640	1,181	5,971	3,055
General and administrative	3,003	2,346	8,430	7,179

Total operating expenses	9,705	6,537	23,727	18,884

Operating income	349	2,265	5,240	3,280

Net interest and other income	286	61	617	128

Income before provision for income taxes	635	2,326	5,857	3,408

Provision for income taxes	314	647	2,328	1,069

Net income	$321	$1,679	$3,529	$2,339

Net income per share:
Basic	$0.02	$0.12	$0.24	$0.16
Diluted	$0.02	$0.12	$0.24	$0.16

Shares used to compute net income per share:
Basic	14,697	14,333	14,657	14,241
Diluted	14,913	14,377	14,952	14,359

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in thousands, unaudited)

	12/23/2005	3/25/2005

Cash, cash equivalents, marketable securities and long-term marketable securities	$38,907	$33,468

Total assets	$77,051	$74,121

Long-term debt	—	—

Shareholders’ equity	$71,326	$66,592